Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Markel Corporation of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on
Form 10-K of Markel Corporation.

The Company adopted Financial Accounting Standards Board Accounting Standards Codification 320-10-65 related to the recognition and presentation of other-than-temporary impairment of investments on April 1, 2009.

/s/ KPMG LLP

Richmond, Virginia

November 18, 2011

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

The Administrative Committee

Markel Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 of Markel Corporation of our report dated June 14, 2011, with respect to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2010 and 2009, the related statements of changes in assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Markel Corporation Retirement Savings Plan.

/s/ KPMG LLP

Richmond, Virginia

November 18, 2011